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                                                                    EXHIBIT 21.1

LIST OF SUBSIDIARIES

Unica Corporation Limited (English Limited Company)
100% owned by Unica Corporation

Unica Corporation Software Pte Limited (Singapore Limited Company) 100% owned by Unica Corporation

Unica France SAS (French SAS)
100% owned by Unica Corporation

Unica, LLC. (Delaware limited liability company)
100% owned by Unica Corporation